Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related prospectus of Enviva Inc. and to the incorporation by reference therein of our report dated July 14, 2021 with respect to the combined financial statements of Enviva Pellets Lucedale, LLC, Enviva Port of Pascagoula, LLC, and Enviva Development Finance Company, LLC, included in the Current Report on Form 8-K/A of Enviva Partners, LP dated September 2, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

January 19, 2022